KINARK CORPORATION AND SUBSIDIARY
                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1999



                                                   Pro Forma
                                      Kinark      Adjustments   Pro Forma
(Dollars in Thousands               Year Ended     Year Ended       As
Except Per Share Amounts)            12/31/99       12/31/99     Adjusted
------------------------            ----------    -----------   ---------
Sales                                $ 45,058      $ (7,217)    $ 37,841
Cost of sales                          33,185        (5,918)      27,267
                                       ------        ------       ------
  Gross profit                         11,873        (1,299)      10,574

Selling, general & administrative       6,459          (436)       6,023
Depreciation & amortization             3,045          (447)       2,598
                                       ------        ------       ------
  Operating income                      2,369          (416)       1,953

Interest expense, net                     729           ---          729
Other expense, net                        208           ---          208
                                       ------        ------       ------
  Income before income taxes            1,432          (416)       1,016

Income tax expense                        635          (158)         477
                                       ------        ------       ------
  Income From Continuing Operations       797          (258)         539

  Income From Discontinued
    Operations, net of income taxes       ---           258          258
                                       ------        ------       ------
    Net Income                       $    797      $    ---     $    797
                                       ======        ======       ======

Net Income Per Common Share
  Continuing Operations:
    Basic and Diluted                $    .12                   $    .08
  Discontinued Operations:
    Basic and Diluted                     ---                        .04
  Net Income:
    Basic and Diluted                $    .12                   $    .12


    Operating and Other Data:
      EBITDA                         $  5,206      $   (863)    $  4,343
      Capital expenditures              5,511          (247)       5,264
      Cash interest paid                  781           ---          781